October 10, 2003


Robert P. Restrepo, Jr.
757 Salisbury Street
Worcester, Massachusetts 01609

Dear Bob:

You and First Allmerica Financial Life Insurance Company (the "Company")have mutually agreed to terminate your employment relationship pursuant to the terms and conditions set forth below. This letter agreement contains a release and waiver of any potential claim arising out of your employment relationship or the termination of your employment relationship (the "Separation Agreement" or "Agreement"). It is important that you read and understand the following terms:

1. Resignation: You have resigned as President and Chief Executive Officer of the Allmerica Property & Casualty Companies, Inc. and any other titles or officer/director positions that you used or held in subsidiaries or affiliates of the Company as of September 18, 2003.

2. Continued Employment for Limited Time; Additional Services: You will continue as an employee of the Company to provide consultative advice, support, transition assistance and other services to the Company for a period of sixty (60) days following your resignation, namely, until November 17, 2003. Such employment may continue thereafter (but in no case beyond December 31, 2003) if requested at the sole discretion of the President of Allmerica Financial Corporation, namely, Frederick H. Eppinger, and if agreeable by you. Your services pursuant to this Agreement shall be as an employee and not as an officer of Allmerica Financial Corporation or any of its subsidiaries or affiliates. The actual services to be provided by you shall be determined by Mr. Eppinger from time to time. During the period of time for which you are providing services, you shall be paid at your current salary rate and be entitled to your existing fringe benefits.

3. Severance Compensation: Pursuant to the terms of an Employment Agreement dated November 1, 2002 between the Company and you (the "Employment Agreement"), you are entitled to receive a severance benefit equal to $600,000. This benefit will be paid to you upon the termination of your employment pursuant to this Agreement. This

     Agreement  shall  supercede  theEmployment   Agreement,   which  is  hereby
     terminated and you shall have no further rights thereunder.

4. 2003 Incentive Compensation: You will receive a 2003 Short Term Incentive Compensation award in the amount of $227,800, payable to you as of December 31, 2003, conditioned on applying such award to the loan as described below. The Company, as of the date the award is payable to you, shall credit the net amount (the amount remaining after deducting applicable Federal and State income and other taxes) to any amounts then unpaid under the Credit Line Promissory Note dated February 5, 2001 from AMGRO, Inc. to you and your spouse, Mary Frances Restrepo (the "Credit Line Promissory Note"), with any amount in excess of the outstanding balance and interest accrued thereunder to be payable to you. You acknowledge that AMGRO, Inc. may apply this payment against principal or interest, or a combination of both as it, in its sole discretion, determines.

5. COBRA Benefit: Once your employment relationship has ended (i.e. when your services are no longer required pursuant to the provisions of Section 2 above) the Company agrees to pay on your behalf the premiums due pursuant to the terms of your COBRA election for your existing medical and dental benefits. This benefit will continue until the earlier of your commencing new employment and being eligible to receive medical and dental benefits, your being eligible to obtain fringe benefits on a group basis from another source or eighteen (18) months from the date your COBRA benefits commence. For purposes of this section it shall be construed that you are eligible for medical and dental benefits if, as a partner, joint venturer, independent contractor or any other status, you are eligible to receive medical and dental benefits at a group rate.

6. Vacation Entitlement: The Company will also pay you for any accrued unused vacation time that you are entitled to as of the date your employment is terminated. Signing this Agreement is not required for you to receive the payments described in this paragraph.

7. Outplacement: The Company will make available to you so-called "Executive Outplacement Assistance" for a period of twelve (12) months, beginning immediately, at a mutually acceptable outplacement firm.

8. Stock Plan: All of your unvested options, unvested restricted stock and unexercised vested options under the Allmerica Financial Corporation Long-Term Stock Incentive Plan (the "Stock Plan") will be cancelled and you shall have no rights with respect thereto and such options and shares shall revert to the Stock Plan upon the termination of your employment. To the extent anything herein is inconsistent with the Stock Plan, the provisions of the Stock Plan shall govern.

9. General Cooperation: After termination of your employment, you agree to be generally available to respond to questions and/or inquiries, and provide other information concerning matters that were within the ambit of your responsibility during your employment with the Company and generally cooperate with respect to matters relating to the Company. It is anticipated that most matters can be addressed through phone calls and/or emails. Certain matters, however, may require meetings at mutually acceptable times and places.

10. Non-Solicitation: You agree for a period of two years following the termination of your employment with the Company that you will not directly or indirectly solicit any client or policyholder of the Company or its affiliates or assist any other person or entity to do so or solicit, recruit or hire or assist or encourage a third party to solicit, recruit or hire the services of any current employee, agent or broker of the Company or its affiliates.

11. Proprietary Information: You acknowledge that your position with the Company has been one of high trust and confidence and that in the course of your services to the Company you have had access to and contact with Proprietary Information. You agree not to disclose to others, or use for your benefit or the benefit of others, any Proprietary Information. For purposes of this Agreement, 'Proprietary Information" shall mean confidential information concerning the business, prospects and goodwill of Allmerica Financial Corporation, the Company and/or its subsidiaries /affiliates including, by the way of illustration and not limitation, all confidential information (whether or not patentable and whether or not copyrightable) owned, possessed or used by Allmerica Financial Corporation, the Company and/or its subsidiaries/affiliates including, without limitation, any confidential vendor information, policyholder information, potential policyholder lists, trade secrets, reports, new product information, technical data, software, software documentation, software development, marketing or business plans, unpublished financial information, budgetary/price/cost information, agent, broker, reinsurer, employee or insured lists or confidential information involving policy forms, litigation or claim matters, including potential claim matters.

12. Remedies: You acknowledge that any breach of the provisions of Sections 10 and 11 of this Agreement shall result in serious and irreparable injury to the Company and/or its subsidiaries or affiliates for which the Company cannot be adequately compensated by monetary damage alone. You agree, therefore, that in addition to any other remedy which it may have, the Company shall be entitled to specific performance of Sections 10 and 11 of this Agreement by you and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

13. Removal from Continuity Plan: You hereby are removed as a participant in the Allmerica Financial Corporation Employment Continuity Plan as of September 18, 2003.

14. Outside Inquiries: The Company will adhere to its "No reference" policy by responding to all inquiries regarding your employment with only dates of employment and position(s) held and that Company policy precludes the providing of any further information concerning our employment.

15. By-Law Indemnification: The Company hereby confirms that you are entitled to indemnification pursuant to the terms and conditions of Section 8 of the Company's By-Laws. A copy of said By-Laws is attached to this Agreement as Exhibit A.

16. Release and Waiver: In consideration of this Agreement, you agree to release and forever discharge the Company and its Affiliates, and all of its or its Affiliates' past and present officers, directors, stockholders, employees, agents and attorneys, whether directly or indirectly, and whether individually or in their official capacities (collectively, the "Releasees") from any and all debts, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages and any and all claims, demands and liabilities whatsoever of every name and nature, whether directly or indirectly, personally or derivatively through others, whether known or unknown to, or whether suspected or unsuspected by you (collectively, "claims"), both in law and in equity arising up to and including the date you sign this agreement, subject to the exceptions below.

     This release of claims includes, but is not limited to, all claims of prohibited discrimination under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C., Section 621 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Employee Retirement Income Security Act of 1974 (ERISA) (except for any claims arising from vested benefits) or any applicable laws of the United States or the Commonwealth of Massachusetts, which you have against the Releasees as of the date of execution of this Agreement, or ever had against the Releasees from the beginning of the world through the date of execution of this Agreement, and more particularly on account of your employment with and your separation of employment from the Company, subject to the exceptions below.

     This release of claims also includes, but is not limited to, all claims of intentional or negligent infliction of emotional distress, wrongful discharge, breach of contract and all claims for severance pay, interest, attorney's fees, costs and reinstatement of employment with the Company, claims, if any, under the Company's Short Term Incentive Compensation Plan, except to the extent set forth in paragraph 4 above and the Stock Plan, or any other claim arising out of the separation of your employment with the Company, subject to the exceptions below.

     In further consideration of the Severance Compensation, you agree to waive the right to assert any claim, demand, cause of action, complaint or other action against the Releasees in any forum arising out of your employment, or your separation from employment, with the Company, subject to the exceptions below. For purposes of this Agreement, the term "Affiliate" will mean a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or Allmerica Financial Corporation.

     However, this paragraph shall not affect any obligations of the Company made pursuant to the terms of this Agreement; nor shall if affect any insurance policies or financial products issued by the Company or its affiliates which you currently own. In addition, this Release does not waive any rights or claims that arise after the date this Release is executed, any rights for vested benefits, any rights to seek unemployment compensation or any rights to seek workers compensation.

     THE FOREGOING MEANS THAT BY SIGNING THIS AGREEMENT YOU WILL HAVE WAIVED ANY RIGHT YOU HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST ALLMERICA FINANCIAL CORPORATION, THE COMPANY, OR ANY OF THE RELEASEES UP TO THE DATE OF THE SIGNING OF THIS LETTER AGREEMENT, AND THAT YOU WILL HAVE RELEASED THE RELEASEES OF ANY AND ALL CLAIMS OF ANY NATURE ARISING ON OR BEFORE THE DATE OF THE SIGNING OF THIS AGREEMENT, SUBJECT TO THE EXCEPTIONS ABOVE.

17.  Period for Review and Revocation:

     (a) Review. You have twenty-one (21) days in which to consider this Agreement prior to signing it. You acknowledge that you received a copy of this Agreement on September 18, 2003. Once you have signed the Agreement, you have seven (7) days in which to revoke it. This Agreement does not become effective or enforceable until the 7-day revocation period has expired.

     (b) Effective Date. The Effective date of this Agreement will be the eighth day after you sign it. If you do not notify the Company, in writing, within the 7-day revocation period that you are exercising your right of revocation, the Agreement will automatically become effective.

18. Advice of Counsel: You acknowledge that you have been advised by the Company to consult with an attorney prior to executing this Agreement.

19. Withholding: You acknowledge that any payments made pursuan to this Agreement will be subject to appropriate federal and state withholding.

20. Arbitration: If any dispute shall arise between you and the Company with reference to the interpretation of this Agreement or the rights of either party with respect to any transaction under this Agreement, the dispute shall be referred to arbitration and/or mediation under National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

     The arbitration shall take place in the Commonwealth of Massachusetts and the arbitration proceedings are to be governed by the rules of the American Arbitration Association, as applicable. The decision of the arbitrator shall be final and binding upon both you and the Company and judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof.

     The expense of the arbitrator and of the arbitration shall be equally divided between you and the Company. Arbitration is the sole remedy for disputes arising under this letter agreement.

21. Voluntary Execution: Your signature below is an acknowledgment that you have read this Agreement, understand it, and that you are entering into it voluntarily.

22. Successors and Assigns: This Agreement shall be binding upon you, your heirs, executors, administrators and assigns and upon the Company, its successors and assigns.

23. Severability: The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provisions hereof shall be prohibited by or invalid under such law, that provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating or nullifying the remainder of that provision or any other provision of this Agreement.

24. Massachusetts Law: This Agreement shall be executed as an agreement under seal and it shall be governed by the laws of the Commonwealth of Massachusetts, and shall be binding upon and inure to the benefit of you and the Company and our respective agents, representatives, assigns, heirs, executors, successors and administrators.


                                                Very truly yours,

                                                FIRST ALLMERICA FINANCIAL
                                                LIFE INSURANCE COMPANY

                                                By: /s/Bruce C. Anderson
                                                ------------------------
                                                       Bruce C. Anderson
                                                       Vice President


I knowingly understand and voluntarily agree to, and accept the terms and conditions set forth above.


/s/ Robert P. Restrepo, Jr.
---------------------------
    Robert P. Restrepo, Jr.

Date: October 10, 2003
     -----------------